NEUBERGER BERMAN EQUITY FUNDS
CLASS R6

DISTRIBUTION AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Emerging Markets Equity Fund
 Neuberger Berman Genesis Fund
Neuberger Berman International Equity Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Socially Responsive Fund

Date: December 13, 2014